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                 October 4, 2021

       Yossi Carmil
       Chief Executive Officer
       Cellebrite DI Ltd.
       94 Shlomo Shmelzer Road
       Petah Tikva 4970602, Israel

                                                        Re: Cellebrite DI Ltd.
                                                            Registration
Statement on Form F-1
                                                            Filed September 27,
2021
                                                            File No. 333-259826

       Dear Mr. Carmil:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Matthew Crispino, Staff Attorney, at (202) 551-3456 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Colin Diamond